Exhibit 99.2

Questions and Answers

April 22, 2008

Q1.	What was the nature of the error?

A1.	The compensation expense related to a portion of the stock-based awards made by Echelon in 2006 and 2007 was being recorded on a straight-line rather than an accelerated basis (also known as the multiple-option method). Therefore, from January 1, 2006 through December 31, 2007, reported non-cash equity compensation expense was understated by approximately $2.0 million.

Q2.	Was all of the stock based compensation expense misreported?

A2.	No, only that portion of the expense related to Performance Shares (sometimes referred to as Restricted Stock Units) was misreported. The portion related to other forms of equity compensation awards issued by Echelon, namely stock options and stock-settled stock appreciation rights, was correctly reported.

Q3.	Was the $2.0 million error spread evenly over all periods in 2006 and 2007?

A3.	No. Approximately $800,000 of the $2.0 million relates to periods in 2006, while the remaining $1.2 million relates to periods in 2007. Of the $1.2 million in 2007, approximately one-half relates to the fourth quarter.

Q4.	Why does the Company need to record stock-based compensation expense on an accelerated basis?

A4.	Upon the adoption of SFAS 123R, for certain awards, companies were permitted to elect to record stock-based compensation expense on either a straight-line or an accelerated basis. Echelon elected to use the accelerated method of expense recognition and companies must be consistent in their treatment of all awards.

Q5.	What is the difference in the rate by which expense is recognized on an accelerated basis as compared to a straight-line basis?

A5.	The difference in the expensing rate depends on the vesting schedule of an award. For example, consider an award which vests at the rate of 25% per year measured from the grant date. Using the straight-line method, 25% of the total fair value arising from such award would be recognized as expense each year over four years. Using the accelerated method, approximately 52% of the fair value would be recognized as expense in the first year, 27% in the second year, 15% in the third year, and 6% in the fourth year.

Q6.	Did the company make an error in determining the fair value of the awards?

A6.	No, all of Echelon’s equity compensation awards, including the Performance Shares in question, were properly valued under Statement of Financial Accounting Standards No. 123R, Share-Based Payment. It was only the amount expensed in each period for Performance Shares that was in error.

Q7.	What was the specific error that was made?

A7.	It was a training error. The third-party software tool Echelon uses to manage and account for its stock-based compensation awards allows the user to determine which method to use, straight-line or accelerated. However, this determination is made at a different point in the process for Performance Shares than for the other forms of equity compensation awards issued by the Company. Unfortunately, the personnel who manage the software were not trained to understand this nuance, and as a result, the system defaulted to use of the straight-line method for Performance Shares.

Q8.	How was the error found?

A8.	The error was found during a review of certain Performance Share awards as the company was preparing its financial statements for the quarter ended March 31, 2008.

Q9.	What is the impact of this error on the company’s reported cash balances or cash flows?

A9.	These compensation expenses are non-cash charges and as such there is no impact on the company’s reported cash balances or cash flows.

Q10.	What is the impact of this error on the company’s historically reported non-GAAP earnings and earnings per share?

A10.	The company does not include equity compensation expense in computing non-GAAP earnings and earnings per share, so there is no impact on the company’s previously reported non-GAAP earnings and earnings per share.

Q11.	Were bonuses or other management awards paid during the periods in question that would not have been paid had the correct expenses been reported?

A11.	No.

Q12.	What effect did this error have on the company’s management of its business?

A12.	The company uses non-GAAP financial reports to manage its business. This error had no effect on the company’s management of its business.

Q13.	Was the 2008 GAAP earnings guidance the Company provided in February affected by this error?

A13.	Yes. As a result of the error, the 2008 GAAP earnings guidance previously provided did not include the proper estimate of equity compensation expense. Echelon will provide updated 2008 GAAP earnings guidance when it holds its Q1 2008 earnings call.

Q14.	Did this error involve any backdating of stock options?

A14.	No.

Q15.	When will the company issue corrected financial statements for 2006 and 2007?

A15.	The company has already started the work necessary to file amended and restated financial statements with the Securities and Exchange Commission, and will do so as soon as the work is completed. We currently expect to file these reports, along with Echelon’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, on or before the Form 10-Q due date of May 12, 2008.